Exhibit 5.1

October 13, 2004

drugstore.com, inc.

13920 SE Eastgate Way, Suite 300

Bellevue, Washington 98005

Ladies and Gentlemen:

We have acted as counsel to drugstore.com, inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of (a) 6,830,590 shares of Common Stock, par value $0.0001 per share (the “IVD Shares”) that were initially issued to the Stockholders, Optionholders and Warrantholders (the “IVD Selling Stockholders”) listed on Exhibit A attached to that certain Stock Purchase Agreement, dated as of November 2, 2003, as amended, by and among the Company, International Vision Direct Corp. (“IVD”) and the IVD Selling Stockholders in connection with the Company’s acquisition of IVD and (b) 72,560 shares of Common Stock, par value $0.0001 per share (together with the IVD Shares, the “Shares”) that were initially issued to Arlington Contact Lens Service, Inc. (“AC Lens”) pursuant to that certain Settlement Agreement and Mutual Release, dated as of October 7, 2004, by and between the Company and AC Lens.

We have examined the Registration Statement and a form of the stock certificate, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP